Exhibit 99.1

Quality Systems, Inc. | Page 1

QUALITY SYSTEMS, INC. BOARD OF DIRECTORS ELECTS

JEFFREY H. MARGOLIS AS CHAIRMAN OF BOARD

Succeeds Founder Sheldon Razin who will Continue to Serve as Chairman Emeritus

IRVINE, Calif. ... November 6, 2015 ... Quality Systems, Inc. (NASDAQ: QSII), announced today the election of Jeffrey H. Margolis as the independent chairman of the board of directors, effective today. Margolis succeeds Sheldon Razin, 77, founder, who has served as the chairman of the board since the Company’s inception in 1974. Concurrently, the board elected Craig A. Barbarosh to serve as vice chairman.

Following his decision to retire as chairman, Razin will continue to serve on the board as chairman emeritus. Since founding Quality Systems more than 40 years ago, Razin has led the Company to its industry leadership position in the continually evolving healthcare information technology sector, with an installed user base that spans 85,000 providers across 4,000 clients.

“I founded this Company on a desk in my garage when I had a vision for applying technology that would automate healthcare. It gives me a great sense of pride to see how Quality Systems has grown from an entrepreneurial startup to one of the leading providers of healthcare IT in the ambulatory provider space,” Razin noted.

“It is an appropriate time for me to now pass the board leadership reins to a seasoned leader who possesses significant healthcare technology experience. With Jeff’s guidance and the support of the entire board, the management team will continue to pave the way for our clients and employees as the industry enters a new phase of healthcare technology and the delivery of value-based care,” Razin said.

“It is an honor to follow Shelly Razin in the role of chairman of the board. The Company has a deep and fond appreciation for his decades of leadership. Beyond the opportunity to continue working with him as ongoing board member, I admire his accomplishments as an inspirational founder and look forward to garnering his wisdom as chairman emeritus,” Margolis explained.

“The entire board is genuinely excited by the leadership capabilities of QSI’s CEO, Rusty Frantz, and I believe that he and his dedicated team will deliver innovative healthcare information technology and service solutions that will unlock significant value for both customers and investors,” Margolis concluded.

Margolis, 52, brings more than 25 years of executive and board leadership in the healthcare industry to the chairman role at Quality Systems. Margolis has served as an independent director of the Quality Systems Board since 2014 and is a member of the Transaction Committee. He serves as the chairman and chief executive officer of Welltok, Inc., a healthcare consumer platform-as-a-service company, which solves challenges for health plans and other population health managers. He is founder and chairman emeritus of TriZetto Corporation, a healthcare enterprise software provider acquired by Cognizant Technology Solutions Corp. in late 2014. In addition, Margolis serves on a number of other for-profit and not-for-profit boards in the healthcare and technology sectors.

Quality Systems, Inc. | Page 2

About Quality Systems

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

Contacts:

For Media and Public Relations Inquiries, Contact:

NextGen Healthcare

Michelle Rovner, 215-657-7010

mrovner@nextgen.com

For Investor Relations Inquiries, Contact:

Quality Systems, Inc.

Susan J. Lewis, 954-389-3700

slewis@qsii.com

Quality Systems, Inc.

John Stumpf, 949-255-2600

Interim CFO

jstumpf@qsii.com

Certain statements in this news release are forward-looking statements within the meaning of the federal securities laws, including but not limited to statements related to the Company’s future products and offerings, developments, initiatives, strategies and trends in the healthcare industry. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the possibility that products will not achieve or sustain market acceptance; the impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in our software; changing economic, political or regulatory influences in the healthcare industry; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; and general economic conditions. Additional risks and uncertainties are set forth in the Company’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

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